As filed with the Securities and Exchange Commission on May 9, 2016

Registration No. 333-116155

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO FORM S-2

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POWERSECURE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1169358
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

(Address, including zip code, of principal executive offices)

Eric Dupont

Executive Vice President, Chief Financial Officer, Treasurer and Secretary

PowerSecure International, Inc.

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

(919) 556-3056

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Joel T. May

Jones Day

1420 Peachtree Street

Atlanta, Georgia 30309

(404) 521-3939

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

PowerSecure International, Inc., a Delaware corporation (“Registrant”), is filing this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 (the “Registration Statement”) (No. 333-116155), filed with the Securities and Exchange Commission (the “Commission”) on June 4, 2004, registering 5,833,716 shares of Registrant’s common stock, par value $.01 per share (“Common Stock”) for resale by selling stockholders.

On May 9, 2016, pursuant to the terms of an Agreement and Plan of Merger, dated as of February 24, 2016 (the “Merger Agreement”), by and among The Southern Company, a Delaware corporation (“Southern Company”), PSMS Corp., a Delaware corporation and wholly-owned subsidiary of Southern (“Merger Sub”), and Registrant, Southern Company completed its acquisition of the Company through the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Southern Company.

As a result of the consummation of the Merger and the transactions contemplated by the Merger Agreement, Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, Registrant is filing this Post-Effective Amendment No. 3 to the Registration Statement to remove from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wake Forest, State of North Carolina, on May 9, 2016.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Eric Dupont
Eric Dupont
Executive Vice President and Chief Financial Officer, Treasurer and Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 3 to the Registration Statement.